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                                                                    Exhibit 23.1





                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Integrated Business Systems and Services, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Integrated Business Systems and Services, Inc. of our report, dated March 16, 1998, relating to the balance sheets of Integrated Business Systems and Services, Inc. as of December 31, 1997 and 1996, and the related statements of operations, changes in shareholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1997, which report appears in the Prospectus of Integrated Business Systems and Services, Inc. dated May 14, 1998 and filed with the Securities and Exchange Commission on May 15, 1998 pursuant to Rule 424(b)(3) under the Securities Act of 1933.

Scott, Holloway and McElveen, L.L.P.


Columbia, South Carolina
July 20, 1998